As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-165139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOMEOWNERS CHOICE, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F&L Corp.

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Graham, Esq.

General Counsel

Homeowners Choice, Inc.

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

6% Series A Noncumulative Redeemable Preferred Stock

1,200,000 Shares

Homeowners Choice, Inc. is offering for sale up to 1,200,000 shares of our 6% Series A Noncumulative Redeemable Preferred Stock, which we refer to in this prospectus as the “Series A Preferred,” for a purchase price of $10.00 per share. Dividends on each share of Series A Preferred, when, as and if declared by our board of directors, will accrue and be payable on a non-cumulative basis, quarterly in arrears on the first day of January, April, July and October of each year, commencing on the date we originally issue such share, at a rate per annum equal to 6%, in cash, or at the option of the holder, in the form of Homeowners Choice Dollars at a rate per annum of 10%. If our board of directors has not declared a dividend on the Series A Preferred before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series A Preferred are declared for any future dividend period. The Series A Preferred is not convertible into any of our other securities and is non-voting except as required by Florida law.

Our placement agent, Anderson & Strudwick, Incorporated, is selling the Series A Preferred on a “best efforts” basis. Our placement agent is not required to sell any specific dollar amount of the Series A Preferred but will use its best efforts to sell the shares of Series A Preferred offered in this prospectus. Our placement agent will receive a fee with respect to such sales.

Investors that would like to subscribe for shares of the Series A Preferred should complete and submit the subscription agreement that is attached to this prospectus as “Annex A.” We may hold any number of closings for the offering until the earlier of (i) the date we have sold an aggregate of 1,200,000 shares of the Series A Preferred or (ii) the date we have sold all of the shares permitted to be sold under this prospectus pursuant to General Instruction I.B.6. of Form S-3. Pending each closing, all subscriptions for shares of the Series A Preferred will be deposited into a segregated escrow account with SunTrust Bank, as our escrow agent. If all or a portion of a subscription is not accepted, the unaccepted portion of the subscription funds will be promptly returned to the investor without interest or deduction.

Our Series A Preferred is not traded on any public market. We intend to request that one or more market makers file an application with the Financial Industry Regulatory Authority (“FINRA”) to initiate the quotation of the Series A Preferred on the OTC Bulletin Board (“OTCBB”) following the initial closing of this offering and the effectiveness of the registration statement of which this prospectus is a part. There can be no assurance that any market maker will file such an application or, if one or more market makers do file an application, that such application or applications will be accepted by FINRA.

The aggregate market value of the outstanding common stock, no par value, of our company held by our non-affiliates as of January 5, 2010 was $53,267,239. The aggregate market value of the securities offered by or on behalf of our company pursuant to General Instruction I.B.6. of Form S-3 during the twelve calendar month period that ends on, and includes, the date of this prospectus is $12,000,000.

Investing in our Series A Preferred involves a high degree of risk. See the section entitled “Risk Factors” on page 6.

	Per Share of Series A Preferred	Total(1)
Price to Public	$10.00	$12,000,000
Placement Agent Fees(2)	$0.55	$660,000
Proceeds, Before Expenses, to Homeowners Choice, Inc.(3)	$9.45	$11,340,000

(1)	Assumes the sale of all of the shares of the Series A Preferred offered.
(2)

Assumes that all subscriptions are submitted by purchasers solicited by our placement agent who have an existing account with our placement agent as of the date that the Securities and Exchange Commission declares the registration statement of which this prospectus is a part effective, which entitles our placement agent to a 5.5% fee. See “Plan of Distribution.”

(3)	We expect total cash expenses for this offering to be approximately $207,556, not including fees and expense allotments to be paid to our placement agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ANDERSON & STRUDWICK, INCORPORATED

The date of this prospectus is                     , 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, we use the terms “HCI,” “our company,” “the Company,” “we,” “us,” “our” and similar references to refer to Homeowners Choice, Inc. and its subsidiaries.

All references to “Series A Preferred” in this prospectus are to our 6% Series A Noncumulative Redeemable Preferred Stock unless the context requires otherwise.

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PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our securities and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Our Business

Homeowners Choice, Inc. is a property and casualty insurance holding company incorporated in Florida in 2006. Through our subsidiaries, which consist of Homeowners Choice Property & Casualty Insurance Company, Inc., Homeowners Choice Managers, Inc., Southern Administration, Inc., and Claddaugh Casualty Insurance Company, Ltd., we provide property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria. Our principal revenues are premiums, which are reported net of reinsurance costs, and investment income. Our principal expenses are claims from policyholders, policy acquisition costs, and other underwriting expenses.

We began operations in June of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state risk exposure by encouraging private companies to assume policies from Citizens. We currently have approximately 70,000 policies in force, which were assumed in seven separate assumption transactions which took place in July 2007, November 2007, February 2008, June 2008, October 2008, December 2008, and December 2009 and account for substantially all of our premium revenue since inception. Upon completion of our fifth assumption transaction in October 2008 and based on the policies assumed and related total insured value, we qualified for a reduction in the assumed commissions from 16% to 6% of premiums assumed retroactive to June 2007. In December 2009, the commission rate returned to 16%. This 16% of written premium, which is included in our policy acquisition costs, is retained by Citizens. Our existing policies represent approximately $132 million in annualized premiums.

Citizens requires us to offer renewals on the policies we acquire for a period of three years subsequent to the initial expiration of the assumed policies. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. They may also elect to return to Citizens prior to the policy renewal date. We strive to retain these policies by offering competitive rates to our policyholders, which may be below the rates we initially charged in our take-out program.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homeowners, condominium owners, and tenants, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk arising from hurricanes and other catastrophes, we have implemented a comprehensive reinsurance program. Under this program, we cede substantial portions of our premiums to other entities which agree to pay portions of the claims associated with certain catastrophic events. Reinsurance is our single largest cost. Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

Company Information

Our principal executive offices are located at 2340 Drew Street, Suite 200, Clearwater, Florida 33765, and our telephone number is (727) 213-3600. Our website address is www.hcpci.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Securities Offered	Up to 1,200,000 shares of 6% Series A Noncumulative Redeemable Preferred Stock, no par value (which we refer to in this prospectus as the “Series A Preferred”).

Terms of the Series A Preferred

Dividends

Dividends on shares of the Series A Preferred will not be mandatory. Holders of Series A Preferred will be entitled to receive, when, as and if declared by our board of directors, out of assets legally available for the payment of dividends under Florida law, non-cumulative cash dividends quarterly in arrears on the 1st day of January, April, July and October of each year (each, a “dividend payment date”), commencing on the original date of issuance by us of each such share. These dividends will accrue, with respect to each dividend period, at a rate equal to $0.60 per share per year (as adjusted for any stock dividends, combinations or splits with respect to such share).

Dividends on the Series A Preferred will not be cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series A Preferred for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any time in the future.

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period for a share of the Series A Preferred will commence on and include the date we originally issue such share of Series A Preferred.

Homeowners Choice Dollars	Each holder of Series A Preferred may elect to receive all or part of a dividend declared on shares of Series A Preferred in the form of Homeowners Choice Dollars at a rate equal to $1.00 per share per year (as adjusted for any stock dividends, combinations or splits with respect to such share), by completing and delivering to us a written election in a form satisfactory to us. An election to receive all or part of a declared dividend in the form of Homeowners Choice Dollars will expire on (1) the transfer of the shares of Series A Preferred covered by such election, (2) the revocation of an election in a manner satisfactory to us or (3) our receipt of a later dated election from a holder of Series A Preferred. If a holder of Series A Preferred elects to receive any cash dividends in the form of Homeowners Choice Dollars, the dividend value of each Homeowners Choice Dollar to be paid to such holder is equal to the product of the dollar amount of the cash dividend per share payable to such holder (and elected to be converted to a Homeowners Choice Dollar) multiplied by 1.6667 (rounded to the nearest cent), which amount shall be reflected in our books and records. Each “Homeowners Choice Dollar” represents the holder’s right to direct us, by delivering to us a written notice in a form satisfactory to us, to transfer the dividend value thereof, in U.S. Dollars, to our insurance subsidiary, or its agent, in payment of insurance premiums associated with insurance policies underwritten by such subsidiary when, as, and if such premium payments come due.

Each Homeowners Choice Dollar has a cash redemption value equal to the dividend value of the Homeowners Choice Dollar, as reflected in our books and records, multiplied by 0.6 (rounded to the nearest cent). A holder of Homeowners Choice Dollars may redeem them for their cash redemption value at any time by delivering to us 30 days advance written notice in a form satisfactory to us. We may redeem Homeowners Choice Dollars at any time by delivering written notice to the holder thereof together with an amount, in cash, equal to the cash redemption value of such Homeowners Choice Dollars being redeemed.

Liquidation Preference

Upon any liquidation, dissolution or winding up of our company, prior to any distribution of our assets to the holders of common stock, each holder of the Series A Preferred is entitled to a liquidation preference, in an amount equal to the sum of $10.00 per share plus all cash dividends declared but unpaid on that share (adjusted for any stock dividends, combinations or splits with respect to such share).

This distribution to the holders of the Series A Preferred will be made before any payment is made or assets distributed to the holders of any security that ranks junior to the Series A Preferred but after the payment of the liquidation preference of our securities that rank senior to the Series A Preferred, if any.

Rank	The Series A Preferred will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to our common stock and any other class or series of our capital stock designated by our board of directors as junior to the Series A Preferred.

Shares of any class or series of our capital stock that is not junior to the Series A Preferred will rank equally with or senior to the Series A Preferred as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Redemption at Our Option	At any time after the three-year anniversary of the original issue date of shares of the Series A Preferred, we may, at our option, redeem from time to time any portion, of the Series A Preferred. Any optional redemption will be at a price of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all cash dividends declared but unpaid on that share, to and including the date fixed for redemption.

Redemption at the Holder’s Option	Each record holder of Series A Preferred will have the right, until 5:00 p.m. eastern time on December 30, 2010, to require us to redeem all or any portion of the shares of Series A Preferred owned by that record holder. We will redeem all shares the record holder has elected to have redeemed in a written notice delivered to us on or prior to 5:00 p.m. eastern time on December 30, 2010, not later than 30 days after we receive such notice (or, if that date is a Saturday, Sunday or legal holiday, the next day that is not a Saturday, Sunday or legal holiday). The redemption price is $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all cash dividends declared but unpaid on that share, to and including the date fixed for redemption.

Voting Rights	The shares of our Series A Preferred will have no voting rights except to the extent required by Florida law.

No Exchange or Conversion Rights, No Sinking Fund	Shares of the Series A Preferred are not exchangeable for or convertible into any other shares of any other class or series of our capital stock or any other securities or property. The Series A Preferred is not subject to the operation of any purchase, retirement or sinking fund.

No Preemptive Rights	Holders of the Series A Preferred will have no preemptive right to acquire shares of any class or series of our capital stock.

Restrictions on Transfer	Unless our board of directors determines otherwise, shares of the Series A Preferred shall only be represented by physical certificates and may not be registered in the name of a nominee brokerage firm or financial firm for the benefit of another (i.e. “street name”).

If shares of the Series A Preferred are originally purchased from us on other than a dividend payment date, such shares may not be transferred by a holder until the dividend payment date immediately following the date they were purchased from us.

Purchasing Shares of the Series A Preferred	To purchase shares of the Series A Preferred, you must complete, date, sign, and deliver a subscription agreement in the form attached as “Annex A” to this prospectus. You should review the instructions included in the subscription agreement.

Series A Preferred Outstanding After the Offering	Assuming that we sell all of the shares of the Series A Preferred offered in this prospectus, we will have 1,200,000 shares of Series A Preferred outstanding.

Potential Quotation of the Series A Preferred on the OTCBB	We intend to request that one or more market makers file an application with FINRA to initiate the quotation of the Series A Preferred on the OTCBB following the initial closing of this offering and the effectiveness of the registration statement of which this prospectus is a part. There can be no assurance that any market maker will file such an application or, if one or more market makers do file an application, that such application or applications will be accepted by FINRA.

Use of Proceeds	We intend to use the estimated net proceeds from this offering primarily for general corporate purposes, which may include a contribution of capital to our insurance subsidiary, investments, and the pursuit of growth opportunities.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Closings	We may hold any number of closings for the offering until the earlier of (i) the date we have sold an aggregate of 1,200,000 shares of the Series A Preferred or (ii) the date we have sold all of the shares permitted to be sold under this prospectus pursuant to General Instruction I.B.6. of Form S-3. All subscription funds will be held in escrow pending each closing of the offering.

Escrow Agent	SunTrust Bank will serve as escrow agent for the subscription funds pending each closing.

Plan of Distribution	Our placement agent intends to market the securities on a “best efforts” agency basis.

Unless otherwise indicated, all information in this prospectus assumes the sale of 1,200,000 shares of the Series A Preferred at a purchase price of $10.00 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the risks we describe below before deciding to invest in our securities. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Business

We currently conduct business in Florida only. Thus, any single catastrophic event or other condition affecting losses in Florida could adversely affect our financial condition and results of operations.

While we actively manage our exposure to catastrophic events through our underwriting process and the purchase of reinsurance, a single catastrophic event, destructive weather pattern, general economic trend, regulatory development or other condition specifically affecting the State of Florida could have a disproportionately adverse impact on our business, financial condition, and results of operations. In addition, the fact that our business is concentrated in the State of Florida subjects it to increased exposure to certain catastrophic events and destructive weather patterns such as hurricanes, tropical storms, and floods. Changes in the prevailing regulatory, legal, economic, political, demographic, competitive, and other conditions in the State of Florida could also make it less attractive for us to do business in Florida and would have a more pronounced effect on our business than it would on other insurance companies that are geographically diversified. Since our business is concentrated in this manner, the occurrence of one or more catastrophic events or other conditions affecting losses in the State of Florida could have an adverse effect on our business, financial condition, and results of operations.

Our results may fluctuate based on many factors including cyclical changes in the insurance industry.

The insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. An increase in premium levels is offset over time by an increased supply of insurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks, which could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly.

We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our ability to transact business would be materially and adversely affected.

We may be unable to attract and retain qualified personnel.

Our operations are highly dependent on the efforts of our senior executive officers, in particular, our President and Chief Executive Officer, Francis McCahill, our Chief Financial Officer, Richard Allen, and our Chairman, Paresh Patel. The loss of their leadership, industry knowledge and experience could negatively impact our operations.

We do not have significant redundancy in our operations.

We have a single facility located in Clearwater, Florida in an area subject to tropical storms, which could damage the facility or interrupt its power supply. The loss or significant impairment of functionality in this facility for any reason would have a material adverse effect on our business as we do not have significant redundancies or back-up systems to replace this facility if its functionality is impaired.

Our information technology systems may fail or suffer a loss of security which could adversely affect our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to handle our policy administration process (i.e., the printing and mailing of our policies, endorsements, renewal notices, etc). The successful operation of our systems depends on a continuous supply of electricity. The failure of these systems or disruption in the supply of electricity could interrupt our operations. This could result in a material adverse effect on our business results.

The development and expansion of our business is dependent upon the successful development and implementation of advanced computer and data processing systems. Because our insurance subsidiary intends to expand its business by writing additional voluntary policies, we are developing new information technology systems to handle and process an increased volume of voluntary policies. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations.

Because we believe that our independent agents will play a key role in our efforts to increase the number of voluntary policies written by our insurance subsidiary, we are also in the process of developing business platforms and distribution initiatives that will allow us to provide information to, and exchange information with, our agents in an effective and efficient manner. These systems are intended to provide us with current information regarding the insurance markets in which we operate, therefore permitting us to adjust our selective underwriting criteria as needed to rapidly respond to market changes. In the event that the development of these systems does not proceed as planned, the expansion of our business could be delayed. Internet disruptions or system failures once these systems are fully operational could also adversely affect our future business volume and results of operations.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that these facilities and infrastructure remain secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Increased competition, competitive pressures, industry developments, and market conditions could affect the growth of our business and adversely impact our financial results.

The property and casualty insurance industry in Florida is cyclical and, during times of increased capacity, highly competitive. We compete not only with other stock companies but also with mutual companies, other underwriting organizations and alternative risk sharing mechanisms. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large, well-established national companies, smaller regional companies, other specialty insurers in our field, and other companies that write insurance only in Florida. Many of these competitors have greater financial resources, larger agency networks and greater name recognition than our company. We compete for business not only on the basis of price, but also on the basis of financial strength, types of coverage offered, availability of coverage desired by customers, commission structure, and quality of service. We may have difficulty continuing to compete successfully on any of these bases in the future. Competitive pressures coupled with market conditions may affect our rate of premium growth and financial results.

Our ability to compete in the property and casualty insurance industry and our ability to expand our business may be negatively affected by the fact that we are a new company. As a new company that has been in business for less than five years, we are not eligible to be rated by A.M. Best. While our insurance subsidiary has obtained a Demotech rating of “A Exceptional,” which is accepted by mortgage companies operating in the State of Florida, mortgage companies in other states may require homeowners to obtain property insurance from an insurance company with a certain minimum A.M. Best rating. As a result, the minimum A.M. Best rating requirement may also prevent us from expanding our business into other states in the near term, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

As a new company, our experience with claims and the risks related to certain claims is inherently limited. These inherent limitations may increase the likelihood that our projections and our estimates may be inaccurate, which in turn may increase the likelihood that our actual losses may exceed our loss reserves. If our actual losses exceed our loss reserves, our financial results, our ability to expand our business, and our ability to compete in the property and casualty insurance industry may be negatively affected. In addition, industry developments could further increase competition in our industry. These developments could include -

•

an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better pricing and/or terms;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage;

•	changing practices caused by the Internet, which has led to greater competition in the insurance business;

•	changes in Florida’s regulatory climate; and

•

the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to our insurance subsidiary.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance available.

If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Our objective is to establish loss reserves that are adequate and represent management’s best estimate; that is, the amounts originally recorded as reserves should at least equal the ultimate cost to investigate and settle claims. However, the process of establishing adequate reserves is complex and inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy.

Due to these uncertainties, the ultimate losses may vary materially from current loss reserves which could have a material adverse effect on our future financial condition, results of operations and cash flows.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued and renewed, and our financial position and results of operations may be adversely affected.

The failure of our claims handling administrator to pay claims accurately could adversely affect our business, financial results and capital requirements.

We have outsourced about 50% of our claims handling administration to a third party adjuster. We therefore rely on this third party adjuster to accurately evaluate and pay claims that are made under our policies. Many factors affect the ability of our third party adjuster to pay claims accurately, including the training and experience of its claims representatives, the culture of its claims organization, the effectiveness of its management, its ability to develop or select and implement appropriate procedures and systems to support its claims functions and other factors. As claims administration is our responsibility, any failure on the part of our third party adjuster to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

Our future growth will depend on our ability to expand the number of insurance policies we write in Florida, to expand the kinds of insurance products we offer, and to expand the geographic markets in which we do business, all balanced by the insurance risks we choose to assume and cede. Our existing sources of funds include possible sales of our securities and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes experienced in Florida in recent years, may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital.

We may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we require additional capital, it is possible that equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing shareholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital and surplus, premiums and loss reserves.

A portion of our income is, and likely will continue to be, generated by the investment of our company’s capital and surplus, premiums and loss reserves. The amount of income so generated is a function of our investment policy, available investment opportunities, and the amount of capital and surplus, premium and loss reserves invested. Currently, approximately 70% of our investment assets is invested in money market accounts or in bank deposits (i.e., CDs) that generally mature in no more than thirteen months. We may alter our investment policy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, we may realize losses on our investments.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We write insurance policies that cover homeowners, condominium owners, and tenants for losses that result from, among other things, catastrophes. We are therefore subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and financial condition. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, windstorms, earthquakes, hailstorms, explosions, power outages, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we attempt to manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and financial condition. There is a possibility also that global temperatures could rise and as a result storms could become more severe. See the risk factor below entitled “Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.”

Industry trends, such as increased litigation against the insurance industry and individual insurers, the willingness of courts to expand covered causes of loss, rising jury awards, and the escalation of loss severity may contribute to increased costs and to the deterioration of the reserves of our insurance subsidiary.

Loss severity in the property and casualty insurance industry has continued to increase in recent years, principally driven by larger court judgments and, in Florida, the increasing use of public adjustment firms that assist insureds in identifying, submitting and settling claims. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders and third party claimants to litigate and the willingness of courts to expand causes of loss and the size of awards may render our loss reserves inadequate for current and future losses.

Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain with respect to catastrophic events, to stabilize our underwriting results and to increase our underwriting capacity. The cost and availability of such reinsurance is subject to prevailing market conditions beyond our control, such as the amount of capital in the reinsurance market and natural and man-made catastrophes, which may in turn affect the growth of our business and our profitability. We cannot be assured that reinsurance will remain continuously available to us in the amounts we consider sufficient and at prices acceptable to us. As a result, we may determine to increase the amount of risk we retain or look for other alternatives to reinsurance, which could in turn have a material adverse effect on our financial position, results of operations and cash flows. Alternatively, if we determine that we are unwilling to accept an increase in our net risk exposure or if we are unable to find acceptable alternatives to reinsurance, we would have to reduce the amount of risk we underwrite.

With respect to the reinsurance treaties we currently have in effect, our ability to recover amounts due from reinsurers is subject to the reinsurance company’s ability and willingness to pay and to meet their obligations to us. While we attempt to select financially strong reinsurers with an A.M. Best rating of “A-” or better and monitor from time to time their financial condition, we rely principally on A.M. Best, our broker, and other rating agencies in determining their ability to meet their obligations to us. Any failure on the part of any one reinsurance company to meet its obligations to us could have a material adverse effect on our financial condition or results of operations.

In addition, we acquire portions of reinsurance from our reinsurance subsidiary, Claddaugh Casualty Insurance Company, Ltd. Hence, in effect, we self-insure portions of the risk associated with catastrophic events. In the event of a major catastrophic event or a series of catastrophic events, the fact that we self-insure portions of such risks could have a material adverse effect on our overall financial condition and results of operations.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure, which include:

•	engaging in vigorous underwriting;

•	carefully evaluating terms and conditions of our policies;

•	focusing on our risk aggregations by geographic zones, credit exposure and other bases; and

•	ceding insurance risk with respect to catastrophic events to reinsurance companies.

However, there are inherent limitations in all of these tactics. We cannot provide assurance that an event or series of unanticipated events will not result in loss levels which could have a material adverse effect on our financial condition or results of operations.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Our underwriting process is designed to limit our exposure to known risks, including but not limited to exclusions relating to homes in close proximity to the coast line. Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us or to our claims handling administrator and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely effect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

In the future, we may rely on independent agents to write our insurance policies, and if we are not able to attract and retain independent agents, our revenues would be negatively affected.

In the future we may begin writing a significant number of insurance policies through independent agents unrelated to the Citizens’ take-out program. We refer to these policies as voluntary policies. Although voluntary policies comprise a minute percentage of our business, we expect to increase the number of voluntary policies we write as our business expands. An inability to sell our products through independent agents would negatively affect our revenues.

Many of our competitors rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell could negatively affect our revenues.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and our financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses, and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including –

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques;

•	changes in legal standards, claim settlement practices, and restoration costs; and

•	legislatively imposed consumer initiatives.

Because we assumed the substantial majority of our current policies from Citizens, our rates are based, to a certain extent, on the rates charged by Citizens. In determining the rates we charge in connection with the policies we assumed from Citizens, our rates must be equal to or less than the rates charged by Citizens. If Citizens reduces its rates, we must reduce our rates to keep them equivalent to or less than Citizens’ rates; however, if Citizens increases its rates, we may not automatically increase our rates. The risk that Citizens will reduce its rates is exacerbated by the fact that, absent certain circumstances, we must continue to provide coverage to the policyholders that we assume from Citizens for a period of three years. The Florida legislature froze Citizens’ rates until January 1, 2010. Citizens has received approval for an overall average rate increase of approximately 7.9%. We cannot provide assurance that Citizens will not lower its overall rates in the future although we believe it is unlikely to occur. Consequently, we could under price risks, which would negatively affect our profit margins. With respect to the voluntary policies that we write, we could also overprice risks, which could reduce our sales volume and competitiveness. In either event, our profitability could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our independent agent network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products may also require regulatory approval, further increasing our costs and potentially affecting the speed with which we will be able to pursue new market opportunities. We cannot assure you that we will be successful bringing new insurance products to our marketplace.

Risks Related to Regulation of Our Insurance Operations

As an insurance holding company, we are currently subject to regulation by the State of Florida and in the future may become subject to regulation by certain other states or a federal regulator.

All states regulate insurance holding company systems. State statutes and administrative rules generally require each insurance company in the holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends, and consolidated tax allocation agreements.

Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and equitable, allocated between the parties in accordance with customary accounting practices, and fully disclosed in the records of the respective parties. Many types of transactions between an insurance company and its affiliates, such as transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system, may be subject to prior notice to, or prior approval by, state regulatory authorities. If we are unable to obtain the requisite prior approval for a specific transaction, we would be precluded from taking the action which could adversely affect our operations.

We currently operate only in the State of Florida. In the future, we may become authorized to transact business in other states and therefore will become subject to the laws and regulatory requirements of those states. These regulations may vary from state to state, and states occasionally may have conflicting regulations. Since Florida is our state of domicile, Florida laws will generally take precedence. Currently, the federal government’s role in regulating or dictating the policies of insurance companies is limited. However, Congress, from time to time, considers proposals that would increase the role of the federal government in insurance regulation, either in addition to or in lieu of state regulation. The impact of any future federal insurance regulation on our insurance operations is unclear and may adversely impact our business or competitive position.

Our insurance subsidiary is subject to extensive regulation which may reduce our profitability or limit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

The insurance industry is highly regulated and supervised. Our insurance subsidiary is subject to the supervision and regulation of the state in which it is domiciled (Florida) and the state(s) in which it does business (currently only Florida). Such supervision and regulation is primarily designed to protect our policyholders rather than our shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things –

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily-created markets or organizations;

•	business operations and claims practices;

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance subsidiary to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves as required by statutory accounting rules.

The Florida Office of Insurance Regulation (“OIR”) and regulators in other jurisdictions where our insurance subsidiary may become licensed conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business, reduce our profitability and limit our growth.

Risks Related to an Investment in the Series A Preferred

Payment of dividends on the Series A Preferred is not guaranteed.

Our board of directors must approve the payment of dividends on the Series A Preferred. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay dividends. Our board of directors could do so for any reason, including the following:

•	unanticipated cash requirements;

•	the need to make payments on our indebtedness;

•	concluding that the payment of dividends would cause us to breach the terms of any agreement, such as financial ratio covenants;

•	determining that the payment of dividends would violate applicable law regarding unlawful distributions to shareholders; or

•	determining that the payment of dividends would violate insurance regulations.

Dividends on the Series A Preferred are not cumulative.

Dividends on the Series A Preferred are not cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Series A Preferred will not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred or any other series of our preferred stock that may be issued in the future.

The Series A Preferred is equity and will therefore be subordinate to any future indebtedness.

The shares of the Series A Preferred are equity interests in our company and do not constitute indebtedness. As such, shares of the Series A Preferred will rank junior to all indebtedness and other non-equity claims on our company with respect to assets available to satisfy claims on our company, including in a liquidation of our company. Our future indebtedness may restrict payment of dividends on the Series A Preferred. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred (a) dividends are payable only if declared by our board of directors and (b) as a corporation, we are subject, under Florida law, to certain restrictions on payments of dividends and payments associated with the redemption of the Series A Preferred. Further, the terms of the Series A Preferred place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions.

Holders of the Series A Preferred will have no voting rights except to the extent required by Florida law.

Holders of the Series A Preferred will have no voting rights except to the extent required by Florida law. They will not even have the right to vote on actions customarily subject to shareholder vote or approval, such as the election of directors, the approval of significant transactions, and the approval of amendments to our articles of incorporation that would create or authorize the issuance of a class or series of preferred stock ranking senior to, or on parity with, the Series A Preferred as to dividend rights or liquidation preferences.

Our board of directors may issue, without shareholder approval, other series of preferred stock ranking senior to, or on parity with, the Series A Preferred.

Our board of directors is authorized to issue, without further action by our shareholders, up to an additional 18,800,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than, or on parity with, the rights of the Series A Preferred. The fact that our board of directors may, at any time, decide to issue and sell a series of preferred stock ranking senior to, or on parity with, the Series A Preferred may negatively affect the market price of the Series A Preferred and the ability of the holders of the Series A Preferred to sell their shares.

Homeowners Choice Dollars will have limited or no value to certain holders of the Series A Preferred beyond their cash redemption value.

Holders of the Series A Preferred will have the option to elect to receive a 10% dividend payable in the form of Homeowners Choice Dollars, rather than a 6% dividend payable in cash. Each Homeowners Choice Dollar represents our obligation to transfer the dividend value thereof, in U.S. Dollars, to our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”), solely in payment of insurance premiums. Because the Homeowners Choice Dollars can only be utilized in payment of insurance premiums for HCPCI policyholders or redeemed for their cash redemption value, the Homeowners Choice Dollars will have limited or no value beyond their cash redemption value to holders of the Series A Preferred unless such holders (a) are HCPCI policyholders or (b) choose to apply their Homeowners Choice Dollars toward the payment of insurance premiums for one or more individuals or entities who are HCPCI policyholders. If a holder of the Series A Preferred does not fall into one of these two categories, that holder of Series A Preferred may choose to apply for an HCPCI insurance policy. Although any shareholder can apply for an HCPCI insurance policy, there can be no assurance that any application for insurance will be accepted by HCPCI for the following reasons, among others:

•	HCPCI is only licensed to sell insurance policies in Florida and therefore cannot issue policies covering properties in states other than Florida; and

•	HCPCI maintains selective underwriting criteria that limit its ability to accept certain applicants.

Therefore, if, at the time of purchasing shares of the Series A Preferred, a holder of the Series A Preferred does not fall into one of the two categories of shareholders who can utilize the Homeowners Choice Dollars, such holder of the Series A Preferred may never utilize, or realize the full value of, the Homeowners Choice Dollars, beyond the cash redemption value of the Homeowners Choice Dollars.

Florida law may discourage takeover attempts and may result in entrenchment of management.

Our articles of incorporation (as amended), our bylaws (as amended), and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of the Series A Preferred. For example:

•

The Florida Control Share Act provides that shares acquired in a “control share acquisition” will not have voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power, (b) at least 33-1/3% but less than a majority of all voting power, or (c) a majority or more of all voting power.

•

The Florida Affiliated Transactions Act requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

•

Special meetings of our shareholders may be called by our President, the Chairman of our board of directors, the board of directors, or by the holders of not less than one-tenth (1/10) of all the shares entitled to vote at the meeting.

•	A director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes.

•	We have a staggered board of directors, which means that approximately one-third of our directors are elected each year.

•

Our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon.

•

Our board of directors is authorized to issue, without further action by our shareholders, up to an additional 18,800,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the preferred stock described in this offering.

There is no established public trading market for the Series A Preferred and your investment may be illiquid for an indefinite amount of time.

There is currently no public market for the Series A Preferred, and the Series A Preferred is not currently, and has not been, listed or quoted on any exchange or quotation system. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell any shares of the Series A Preferred purchased in this offering. The sole alternative for a holder of the Series A Preferred wishing to sell shares of the Series A Preferred may be to require us to redeem the holder’s shares of the Series A Preferred by exercising the right of redemption before that right expires on December 30, 2010.

We intend to request that one or more market makers file an application with FINRA to initiate the quotation of the Series A Preferred on the OTCBB following the initial closing of this offering and the effectiveness of the registration statement of which this prospectus is a part. However, there can be no assurance that any market maker will file such an application or, if one or more market makers do file such an application, that such application or applications will be accepted by FINRA. We are not permitted to file such an application on our own behalf. Even if the application is (or the applications are) accepted by FINRA, there can be no assurances as to whether any market for the Series A Preferred will ever develop or as to the prices at which the Series A Preferred will trade. Furthermore, if a market for the Series A Preferred does develop, there can be no assurance that it will be, or that it will continue to be, an active, liquid market. Because the Series A Preferred will be traded, if at all, only on the OTCBB, an investor may find it difficult to dispose of, and/or to obtain accurate quotations as to the price of, the Series A Preferred.

The purchase price of the Series A Preferred has been determined by negotiations between us and our placement agent and may not be indicative of the market price for the Series A Preferred after this offering. It is probable that the Series A Preferred will not be followed by any market analysts, and there may be few institutions (if any) acting as market makers for the Series A Preferred. Either of these factors could adversely affect the liquidity and market price of the Series A Preferred. The market price of the Series A Preferred is subject to significant fluctuation in response to the depth and liquidity of the market for the Series A Preferred, variations in quarterly and annual operating results, developments affecting our business, general trends in our company’s industry, actions taken by competitors, investor perception, the overall performance of the stock market, general economic and market conditions, and other factors.

The market for the Series A Preferred may not be maintained, which may limit your ability to resell your shares.

If a market for the Series A Preferred is established, it may not be maintained or provide any significant liquidity. If you decide to sell your Series A Preferred, there may be no potential buyers or only a limited number of potential buyers. This, in turn, may affect the price you receive for your Series A Preferred or your ability to sell your Series A Preferred at all.

If you are able to resell your Series A Preferred, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

Many factors could affect the market price of the Series A Preferred. In addition to those factors relating to our company and the Series A Preferred described in this prospectus, the market price of the Series A Preferred could be affected by conditions in and perceptions of property and casualty insurance markets and companies and also by broader, general market, political and economic conditions.

Furthermore, U.S. stock markets have experienced price and volume volatility that has affected many companies’ stock prices, often for reasons unrelated to the operating performance of those companies. Fluctuations such as these also may affect the market price of the Series A Preferred. As a result of these factors, you may only be able to sell your Series A Preferred at prices below those you believe to be appropriate. The trading price for the Series A Preferred may at any time be less than its issue price pursuant to this prospectus or its liquidation value.

Future issuances or sales, or the potential for future issuances or sales, of shares of the Series A Preferred may cause the trading price of the Series A Preferred to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of the Series A Preferred or other securities in the public markets, or the perception that these sales may occur, could cause the market price of the Series A Preferred to decline, and could materially impair our ability to raise capital through the sale of additional securities. Actual sales, or the prospect of sales, may have a negative effect on the market price of the Series A Preferred.

This offering is being conducted on a “best efforts” basis.

Our placement agent is offering the Series A Preferred on a “best efforts” basis, and we can give no assurance that any or all of the 1,200,000 shares of the Series A Preferred offered by this prospectus will be sold.

The terms of the Series A Preferred are fixed and changes in market conditions, including market interest rates, may decrease the market price for the Series A Preferred.

The terms of the Series A Preferred, such as the dividend rate, the amount of the liquidation preference and the redemption terms, are fixed and will not change, even if market conditions with respect to these terms fluctuate. This may mean that you could obtain a higher return from an investment in other securities. It also means that an increase in market interest rates is likely to decrease the market price for the Series A Preferred.

At any time after the three-year anniversary of the date that shares of the Series A Preferred are first issued by our company, we can redeem all or a portion of the then outstanding shares of the Series A Preferred at our discretion, which redemption may be at a price less than the market price of the Series A Preferred and may limit the trading price for the Series A Preferred.

We have the option of redeeming all or a portion of the outstanding shares of the Series A Preferred at any time after the three-year anniversary of the date that shares of the Series A Preferred are first issued by our company for (a) $10.00 per share plus (b) the amount of any declared but unpaid cash dividends on such share (using for this purpose the annual cash dividend rate of 6%) (all as adjusted for any stock dividends, combinations or splits with respect to such share). If we redeem your shares of Series A Preferred, the redemption price may be less than the price you might receive if you were to sell your shares in the open market. In addition, the fact that the shares are redeemable may limit the price at which they trade.

The amount of your liquidation preference or redemption payment is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at an amount per share of Series A Preferred equal to the sum of (a) $10.00 per share plus (b) the amount of any declared but unpaid cash dividends on such share (using for this purpose the annual cash dividend rate of 6%) (as adjusted for any stock dividends, combinations or splits with respect to such shares). The payment due upon a redemption is fixed at (a) $10.00 per share plus (b) the amount of any declared but unpaid cash dividends on such share (using for this purpose the annual cash dividend rate of 6%) (all as adjusted for any stock dividends, combinations or splits with respect to such share). If we have value remaining after payment of this amount, you will have no right to participate in that value. If the market price for the Series A Preferred is greater than the liquidation or redemption price, you will have no right to receive the market price from us upon liquidation or redemption.

Your liquidation rights will be subordinate to those of holders of our indebtedness and of any senior equity securities we may issue in the future and may be subject to the equal rights of other equity securities.

There are no restrictions in the terms of the Series A Preferred on our ability to incur indebtedness. We can also, without the consent of the holders of the Series A Preferred, create or authorize the issuance of a class or series of preferred stock that ranks senior to the Series A Preferred as to dividend rights or liquidation preferences. If we were to liquidate our business, we would be required to repay all of our outstanding indebtedness, if any, and to satisfy the liquidation preferences of any senior equity securities that we may issue in the future before we could make any distributions to holders of the Series A Preferred. We could have insufficient cash available to do so, in which case you would not receive any payment on the amounts due you. Moreover, we can issue, without the approval of the holders of the Series A Preferred, shares of any class or series of preferred stock that will rank on parity with the Series A Preferred as to dividend rights and liquidation preferences, and any amounts remaining after the payment of senior securities would be split equally among all holders of those shares of stock, which might result in your receiving less than the full amount due you.

Shares of the Series A Preferred are subject to certain restrictions.

Unless our board of directors determines otherwise, shares of the Series A Preferred shall only be represented by physical certificates and may not be registered in the name of a nominee brokerage firm or financial firm for the benefit of another (i.e., “street name”). In addition, if shares of the Series A Preferred are originally purchased from us on other than a dividend payment date, such shares may not be transferred by a holder until the dividend payment date immediately following the date they were purchased from us. Due to the nature of these restrictions, holders of the Series A Preferred will, under certain circumstances, be prohibited from selling or otherwise transferring their shares, which could in turn adversely affect the demand for, and the market price of, the Series A Preferred.

Risks Relating to Tax Matters

An election to receive Homeowners Choice Dollars upon a dividend declaration will generally result in immediate treatment as a taxable dividend to you, even though no cash may be paid to you at that time.

If you elect to receive a distribution in the form of Homeowners Choice Dollars instead of in cash, you will be deemed to receive a property distribution from our company that is treated as a dividend to the extent of our company’s earnings and profits. The amount of the dividend will be the fair market value of the Homeowners Choice Dollars as of the date the Homeowners Choice Dollars are distributed to you. On an election to receive Homeowners Choice Dollars, you will be subject to tax on the Homeowners Choice Dollars that constitute a dividend even though you may not have received any cash from the company.

The company’s valuation of the Homeowners Choice Dollars will be the basis of your taxable dividend distribution.

If you elect to receive a distribution in the form of Homeowners Choice Dollars, the company will determine the fair market value of the Homeowners Choice Dollars for purposes of reporting the property distribution to the Internal Revenue Service on a Form 1099-DIV. We have no assurance that the Internal Revenue Service will accept the company’s determination of the fair market value of the Homeowners Choice Dollars distributed to electing holders of the Series A Preferred, and the Internal Revenue Service may challenge the company’s valuation. To the extent the Internal Revenue Service successfully contends that the fair market value of the Homeowners Choice Dollars at the time of distribution is greater than the value we determine and report to the Internal Revenue Service, you may be subject to additional tax, interest and penalties with respect to the distribution of Homeowners Choice Dollars.

Opting to redeem your Homeowners Choice Dollars for cash may result in your receipt of cash in an amount lower than the amount of distribution included in your taxable income.

Upon our declaration of a distribution on the Series A Preferred, you will have the opportunity to designate whether you wish to receive your distribution in cash or in the form of Homeowners Choice Dollars. If your initial election is to receive Homeowners Choice Dollars and the value of the Homeowners Choice Dollars is covered by our earnings and profits, the distribution will be a taxable dividend to you to the extent of the Homeowners Choice Dollars’ fair market value as of the date of distribution. If you subsequently elect to redeem your Homeowners Choice Dollars for their cash redemption value, you may receive cash from the company that is less than the Homeowners Choice Dollars’ distribution amount on which you were taxed. You may not be able to recover that difference as a deductible loss.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE ACQUISITION AND OWNERSHIP OF THE SERIES A PREFERRED AS WELL AS THE COMPANY’S DECLARATION AND PAYMENT OF ANY DISTRIBUTIONS ON THE SERIES A PREFERRED.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our acquisition and other strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the heading “Risk Factors.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “Risk Factors” above:

•	the concentration of our business in the State of Florida;

•	the cyclical nature of the insurance industry;

•	our lack of redundancy in our operations;

•	the failure of, or a breach of security related to, our information technology systems;

•	increased competition, competitive pressures, industry developments, and market conditions;

•	the possibility that actual losses may exceed reserves;

•	emerging claim and coverage issues;

•	the failure of our claims handling administrator to pay claims accurately;

•	the possibility that we may need to raise additional capital, which may not be available at all or on favorable terms;

•	the possibility that we may realize losses on our investments;

•	our exposure to catastrophic events;

•	increased costs of reinsurance, non-availability of reinsurance, and non-collectibility of reinsurance;

•	the failure of our risk mitigation strategies or loss limitation methods;

•	our failure to attract and retain qualified personnel and independent agents or our loss of key personnel;

•	changes in regulations and our failure to meet increased regulatory requirements; and

•	increased state or federal involvement in the business of insurance.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

The gross proceeds from this offering will be $12,000,000, before deducting expenses, if all of the securities offered are sold. We estimate offering expenses to be approximately $207,556 before deducting placement agent fees and expense allotments. We estimate the net proceeds of the offering to be approximately $11,064,944 if all of the securities offered are sold. The following table sets forth our estimated net offering proceeds.

Estimated Net Offering Proceeds

Assuming Sale of All Shares Offered
Offering Proceeds	$12,000,000
Less Placement Agent Fees and Offering Expenses(1) (2)	$935,056

Net Proceeds from Offering	$11,064,944

(1)

For subscriptions submitted by purchasers solicited by our placement agent, Anderson & Strudwick, Incorporated, who have an existing account with Anderson & Strudwick, Incorporated as of the date that the SEC declares the registration statement of which this prospectus is a part effective, Anderson & Strudwick, Incorporated will be paid a 5.5% fee. For other subscriptions, Anderson & Strudwick, Incorporated will be paid (a) a 3% fee on subscriptions for $50,000 or more of the Series A Preferred and (b) a 4% fee on subscriptions for less than $50,000 of the Series A Preferred. In addition, provided that the offering closes, Anderson & Strudwick, Incorporated will be paid, at the time of the initial closing of the offering, an accountable expense allotment of $50,000. In the event that more than $5,000,000 of the Series A Preferred is sold, Anderson & Strudwick, Incorporated will also receive a non-accountable expense allotment of 0.25% of any offering proceeds received after the first $5,000,000 of offering proceeds. Our estimated offering expenses, including the expense allotments but not including our placement agent fees, are $275,056.

(2)

In calculating our placement agent fees, we have assumed that all subscriptions are submitted by purchasers solicited by Anderson & Strudwick, Incorporated who have an existing account with Anderson & Strudwick, Incorporated as of the date that the SEC declares the registration statement of which this prospectus is a part effective, which entitles Anderson & Strudwick, Incorporated to a 5.5% fee.

We have no immediate need for the proceeds we will receive from this offering. Although we have no current specific plans for the use of the proceeds from this offering, the principal purpose of this offering is to increase our working capital. We expect to use the net proceeds from this offering to provide additional long-term working capital, in the form of unrestricted cash, to support the growth of our business by providing us with financial flexibility. We may use a portion of the net proceeds from this offering to contribute capital to our insurance subsidiary, to make investments, and to pursue growth opportunities if they arise. In the event that we sell less than all of the shares of the Series A Preferred offered, we would have less working capital with which to pursue the foregoing. Pending the use by us and by Homeowners Choice Property & Casualty Insurance Company, Inc. of such proceeds, we will invest such proceeds in interest-bearing securities or other investments consistent with our current investment policies.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following section summarizes the material terms and provisions of our Series A Preferred. This summary is not a complete legal description of our Series A Preferred, and is qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended, which will be included as an exhibit to the registration statement of which this prospectus is a part.

General

The shares of Series A Preferred are shares of a series of preferred stock created by our board of directors. Our board of directors has designated 1.2 million of our authorized preferred stock as Series A Preferred. Our board of directors may issue the remaining 18.8 million undesignated shares of preferred stock in one or more series and has the authority to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the shareholders.

Rank

The Series A Preferred will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to our common stock and any other class or series of our capital stock designated by our board of directors as junior to the Series A Preferred. Shares of any class or series of our capital stock that are not junior to the Series A Preferred will rank equally with or senior to the Series A Preferred as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Dividends

Dividends on shares of the Series A Preferred will not be mandatory. Holders of Series A Preferred will be entitled to receive, when, as and if declared by our board of directors, out of assets legally available for the payment of dividends under Florida law, non-cumulative cash dividends quarterly in arrears on the 1st day of January, April, July and October of each year (each, a “dividend payment date”), commencing on the original date of issuance by us of each such share. These dividends will accrue, with respect to each dividend period, at a rate equal to $0.60 per share per year (as adjusted for any stock dividends, combinations or splits with respect to such share).

Dividends on the Series A Preferred will not be cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series A Preferred for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any time in the future.

Dividends will be payable to holders of record of Series A Preferred as they appear on our books on the applicable record date, not less than 10 days, nor more than 60 days preceding the applicable dividend payment date, as may be fixed by our board of directors.

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the date we originally issue the share of Series A Preferred. Except for the initial dividend period, dividends payable on the Series A Preferred will be computed on the basis of a 360-day year of twelve 30-day months. The initial dividend period will be computed on the basis of a 365-day year and the actual number of days elapsed in the dividend period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day, without adjustment to the amount of the dividends paid on such date.

We may pay dividends by check mailed to the address of the record holder as it appears on our books or any other means mutually agreed between us and the record holder, or, if the record holder elects, in the form of Homeowners Choice Dollars, which are summarized under “Homeowners Choice Dollars” below.

We may not make any distribution to the holders of any security that ranks junior to the Series A Preferred unless the full dividend on the Series A Preferred for the immediately preceding dividend period has been paid. We may not make any distribution to the holders of any other class or series of our capital stock that ranks equally with the Series A Preferred (“parity stock”) for a dividend period, unless the full dividend on the Series A Preferred for such dividend period has been declared and is paid no later than the dividend for such dividend period is paid on the parity stock. For these purposes, a “distribution” does not include (1) any distribution made in connection with a liquidation, dissolution or winding up, which will be governed by the provisions summarized under “Liquidation Preference” below and (2) any redemption or repurchase of our Series A Preferred, which will be governed by the provisions summarized under “Redemption” below. In addition, we may redeem or repurchase any shares of our capital stock without limitation, except that no such redemption or repurchase may reduce our remaining assets legally available for distribution below (1) that amount which would permit us to pay the liquidation preference on our Series A Preferred, as described under “Liquidation Preference” below and (2) in the event we have received a notice of redemption from one or more holders of the Series A Preferred or provided a notice of redemption to one or more holders of the Series A Preferred, that amount which would permit us to pay the aggregate redemption price in full on the redemption date.

When dividends are not paid in full upon the shares of Series A Preferred and parity stock, all dividends declared upon shares of Series A Preferred and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred and any parity stock, plus accrued and unpaid dividends from prior periods in the case of any parity stock that bears cumulative dividends, bear to each other.

Homeowners Choice Dollars

Each holder of Series A Preferred may elect to receive all or part of a dividend declared on shares of Series A Preferred in the form of Homeowners Choice Dollars at a rate equal to $1.00 per share per year (as adjusted for any stock dividends, combinations or splits with respect to such share), by completing and delivering to us a written election in a form satisfactory to us. An election to receive all or part of a declared dividend in the form of Homeowners Choice Dollars will expire on (1) the transfer of the shares of Series A Preferred covered by such election, (2) the revocation of an election in a manner satisfactory to us or (3) our receipt of a later dated election from a holder of Series A Preferred. If a holder of Series A Preferred elects to receive any cash dividends in the form of Homeowners Choice Dollars, the dividend value of each Homeowners Choice Dollar to be paid to such holder is equal to the product of the dollar amount of the cash dividend per share payable to such holder (and elected to be converted to a Homeowners Choice Dollar) multiplied by 1.6667 (rounded to the nearest cent), which amount shall be reflected in our books and records. Each “Homeowners Choice Dollar” represents the holder’s right to direct us, by delivering to us a written notice in a form satisfactory to us, to transfer the dividend value thereof, in U.S. Dollars, to our insurance subsidiary, or its agent, in payment of insurance premiums associated with insurance policies underwritten by such subsidiary when, as, and if such premium payments come due.

Each Homeowners Choice Dollar has a cash redemption value equal to the dividend value of the Homeowners Choice Dollar, as reflected in our books and records, multiplied by 0.6 (rounded to the nearest cent). A holder of Homeowners Choice Dollars may redeem them for their cash redemption value at any time by delivering to us 30 days advance written notice in a form satisfactory to us. We may redeem Homeowners Choice Dollars at any time by delivering written notice to the holder thereof together with an amount, in cash, equal to the cash redemption value of such Homeowners Choice Dollars being redeemed.

If we determine that any conflict or ambiguity exists between or among any forms of notice described in this section entitled “Homeowners Choice Dollars,” then we may, in our sole and absolute discretion, resolve such conflict or ambiguity. In the future, we may, in our sole discretion, expand the rights associated with Homeowners Choice Dollars, including permitting the application of Homeowners Choice Dollars to pay for services offered by our affiliated corporations.

Liquidation Preference

Upon any liquidation, dissolution or winding up of our company, prior to any distribution of our assets to the holders of common stock, each holder of Series A Preferred is entitled to a liquidation preference, in an amount equal to the sum of $10.00 per share plus all cash dividends declared but unpaid on that share (adjusted for any stock dividends, combinations or splits with respect to such share). This distribution to the holders of the Series A Preferred will be made before any payment is made or assets distributed to the holders of any security that ranks junior to the Series A Preferred but after the payment of the liquidation preference of our securities that rank senior to the Series A Preferred, if any. Any distribution to the holders of the Series A Preferred will be made ratably among the holders of the Series A Preferred and our other capital stock that ranks on a parity as to liquidation rights with the Series A Preferred, if any, in proportion to the respective preferential amounts to which each is entitled. After payment in full of the liquidation preference of the shares of Series A Preferred, the holders of the Series A Preferred will not participate further in the distribution of our assets.

Redemption

At Our Option

At any time after the three-year anniversary of the original issue date of shares of Series A Preferred, we may, at our option, redeem from time to time any portion, of the Series A Preferred. Any optional redemption will be at a price of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all cash dividends declared but unpaid on that share, to and including the date fixed for redemption.

At the Holder’s Option

Each record holder of Series A Preferred will have the right, until 5:00 p.m. eastern time on December 30, 2010, to require us to redeem all or any portion of the shares of Series A Preferred owned by that record holder. We will redeem all shares the record holder has elected to have redeemed in a written notice delivered to us on or prior to 5:00 p.m. eastern time on December 30, 2010, not later than 30 days after we receive such notice (or, if that date is a Saturday, Sunday or legal holiday, the next day that is not a Saturday, Sunday or legal holiday). The redemption price is $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all cash dividends declared but unpaid on that share, to and including the date fixed for redemption.

Mechanics of Redemption

Not less than 30 days prior to any redemption date pursuant to the exercise of our optional redemption right, we will give written notice to the holders of record of the shares of Series A Preferred to be redeemed. This notice will specify:

•	the total number of shares of Series A Preferred to be redeemed;

•	the number of shares of Series A Preferred held by the record holder that are subject to redemption;

•	the aggregate redemption price for the shares of Series A Preferred to be redeemed from the holder;

•	the redemption date; and

•	the time, place and manner in which the holder should surrender the certificate or certificates representing the shares of Series A Preferred to be redeemed.

On or after the redemption date, once a holder surrenders the certificate or certificates representing the shares of Series A Preferred called for redemption in the manner provided in the redemption notice, the holder will be entitled to receive payment of the redemption price. If fewer than all of the shares of Series A Preferred represented by a surrendered certificate or certificates are redeemed, we will issue a new certificate representing the unredeemed shares. If we do not have sufficient funds legally available for redemption of shares on the redemption date, we will use those funds that are legally available to redeem the maximum possible number of such shares proportionately based upon the respective redemption price among the holders of Series A Preferred to be redeemed.

Effect of Redemption

From and after the redemption date, unless there is a default in payment of any redemption, then:

•	the shares will no longer be deemed outstanding; and

•	all rights with respect to the shares of Series A Preferred being redeemed will terminate except the right of the holders to receive the redemption price, without interest.

Purchases

We may at any time and from time to time in compliance with applicable law purchase shares of the Series A Preferred on the open market, pursuant to a tender offer or otherwise, at whatever price or prices and other terms we determine.

Voting Rights

The shares of our Series A Preferred shall have no voting rights except to the extent required by Florida law.

No Exchange or Conversion Rights; No Sinking Fund

Shares of the Series A Preferred are not exchangeable or convertible into any other class or series of our capital stock or other securities or property. The Series A Preferred is not subject to the operation of a purchase, retirement or sinking fund.

No Preemptive Rights

Holders of the Series A Preferred have no preemptive right to acquire shares of any class or series of our capital stock.

Restrictions on Transfer

Unless our board of directors determines otherwise, shares of Series A Preferred shall only be represented by physical certificates and may not be registered in the name of a nominee brokerage firm or financial firm for the benefit of another (i.e. “street name”).

If shares of Series A Preferred are originally purchased from us on other than a dividend payment date, such shares may not be transferred by a holder until the dividend payment date immediately following the date they were purchased from us.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Florida law. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Our bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. In addition, certain provisions of Florida law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors. These provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders’ receiving a premium over the market price for the shares of our common stock and preferred stock held by shareholders.

Limitations on Shareholder Action by Written Consent

Bylaws

Our bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having a majority of outstanding stock.

Provisions of Florida Law

We are governed by two Florida Statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, without first obtaining the approval of our board of directors, will not possess any voting rights unless such voting rights are approved by a majority of a corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes us to indemnify our directors, officers, employees and agents under certain circumstances and to limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Quotation of the Series A Preferred

The Series A Preferred is not traded on any public market. We intend to request that one or more market makers file an application with FINRA to initiate the quotation of the Series A Preferred on the OTC Bulletin Board following the initial closing of this offering and the effectiveness of the registration statement of which this prospectus is a part. There can be no assurance that any market maker will file such an application or, if one or more market makers do file an application, that such application or applications will be accepted by FINRA.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 59 Maiden Lane, New York, NY 10038, and its telephone number is 1-800-937-5449. The Company will serve as transfer agent and registrar for the Series A Preferred. The Company’s address is 2340 Drew Street, Suite 200, Clearwater, Florida 33765, and its telephone number is (727) 213-3600.

PLAN OF DISTRIBUTION

Anderson & Strudwick, Incorporated is acting as our placement agent for this offering. Subject to the terms and conditions described in a placement agreement between our placement agent and our company, our placement agent has agreed to place up to 1,200,000 shares of the Series A Preferred on a “best-efforts” basis.

While our placement agent will use its best efforts to sell shares of the Series A Preferred, it will be under no obligation to sell any or all of the shares of the Series A Preferred and will not be obligated to purchase any shares of the Series A Preferred.

We are offering the shares of the Series A Preferred subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. We are offering the shares of the Series A Preferred to the public at a price of $10.00 per share. Our placement agent may also offer shares of the Series A Preferred to selected dealers. Any selected dealers that place such shares will be paid a fee of $0.40 per share out of the placement agent’s fee.

All prospective purchasers of shares of the Series A Preferred should complete, date and sign the subscription agreement that is attached to this prospectus as “Annex A” and return it, along with a check in an amount equal to the aggregate purchase price payable for the number of shares of the Series A Preferred subscribed for in the subscription agreement, to SunTrust Bank, at 919 East Main Street, 7th Floor, Richmond, Virginia 23219. All checks should be made payable to “SunTrust Bank-Homeowners Choice, Inc. Preferred A Shares Escrow Account.” These checks will be deposited into a segregated escrow account maintained by SunTrust Bank. We reserve the right, in our sole discretion, and our placement agent reserves the right, in its sole discretion, to accept or reject any subscription for shares of the Series A Preferred in whole or in part.

We will notify prospective purchasers as soon as practicable following the receipt of their subscription agreement and payment as to whether and to what extent their subscriptions have been accepted and, following each closing, will promptly deliver certificates representing the shares of the Series A Preferred to those prospective purchasers whose subscriptions have been accepted. If we do not, or our placement agent does not, accept all or a portion of a subscription, the escrow agent will promptly return to the prospective purchaser the unaccepted portion of the subscription funds, without interest.

Once a prospective purchaser submits an executed subscription agreement and the payment for the shares of the Series A Preferred subscribed for in such subscription agreement, the prospective purchaser will not be allowed to revoke his, her, or its subscription or request a refund of monies paid. All subscriptions are irrevocable, even if the prospective purchaser learns information about us that he, she, or it considers to be unfavorable. A prospective purchaser should not submit a subscription agreement unless such prospective purchaser is certain that he, she, or it wishes to purchase shares of the Series A Preferred.

We may hold any number of closings for the offering until the earlier of (i) the date we have sold an aggregate of 1,200,000 shares of the Series A Preferred or (ii) the date we have sold all of the shares permitted to be sold under this prospectus pursuant to General Instruction I.B.6. of Form S-3. Pending each closing, all subscriptions for shares of the Series A Preferred will be deposited into a segregated escrow account with SunTrust Bank, as our escrow agent. If all or a portion of a subscription is not accepted, the unaccepted portion of the subscription funds will be promptly returned to the prospective purchaser without interest or deduction.

The placement agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received from the sale of the shares, if any, to be promptly deposited in an escrow account maintained by SunTrust Bank, as escrow agent for the investors in the offering upon receipt of funds by the placement agent by or before noon of the next business day following receipt of such funds.

Any purchases of shares of the Series A Preferred made by persons affiliated with our company will be made for investment purposes only, and not with a view toward redistribution. We currently expect our directors and officers to purchase approximately 30,000 shares of our Series A Preferred for $300,000.

The placement agreement provides that, for subscriptions submitted by purchasers solicited by our placement agent who have an existing account with our placement agent as of the date that the SEC declares the registration statement of which this prospectus is a part effective, we will pay as compensation to our placement agent a 5.5% fee. For other subscriptions, the placement agreement provides that we will pay to our placement agent (a) a fee equal to 3% on subscriptions for $50,000 or more of the Series A Preferred and (b) a fee equal to 4% on subscriptions for less than $50,000 of the Series A Preferred. In the event that the offering does not close, no placement agent fees will be paid to our placement agent. In addition, in the event that any holder of the Series A Preferred (other than an officer, director or employee of our company) seeks to have his, her, or its shares redeemed on or before December 30, 2010, our placement agent will refund one half (1/2) of any placement agent fees paid to our placement agent within thirty (30) days of such redemption by our company, provided that we are current on all dividend payments to the holders of the Series A Preferred.

The following table summarizes the fees that we will pay to our placement agent:

	Per share	Sale of All Shares Offered
Purchase price	$10.00	$12,000,000
Placement agent fees(1)	$0.55	$660,000
Proceeds to us, before expenses	$9.45	$11,340,000

(1)

Assumes that all subscriptions are submitted by purchasers solicited by our placement agent who have an existing account with our placement agent as of the date that the SEC declares the registration statement of which this prospectus is a part effective, which entitles our placement agent to a 5.5% fee.

We will be responsible for the expenses of issuance and distribution of the shares of the Series A Preferred, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $207,556 (not including placement agent fees or expense allotments). In addition to the placement agent fees, provided that the offering closes, we will pay our placement agent, at the time of the initial closing of the offering, an accountable expense allotment of $50,000. In the event that more than $5,000,000 of the Series A Preferred is sold, we will also pay our placement agent a non-accountable expense allotment of 0.25% of any offering proceeds received after the first $5,000,000 of offering proceeds.

The shares of the Series A Preferred to be issued are new securities with no established trading market. We intend to request that one or more market makers file an application with FINRA to initiate the quotation of the Series A Preferred on the OTCBB following the initial closing of this offering and the effectiveness of the registration statement of which this prospectus is a part. However, there can be no assurance that any market maker will file such an application or that, if filed, such an application will be accepted by FINRA. Neither we nor our placement agent can provide any assurance that an active and liquid market will develop or, if developed, that the market will continue. Notwithstanding the foregoing, this offering is not conditioned upon the quotation of the Series A Preferred on the OTCBB. The purchase price of the shares of the Series A Preferred was determined by negotiations between us and our placement agent, and the purchase price of the shares of the Series A Preferred may not be indicative of the market price following the offering.

In the placement agreement, the obligations of our placement agent are subject to approval of certain legal matters by its counsel and to various other conditions. The placement agreement also provides that we will indemnify our placement agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments our placement agent may be required to make in respect of any such liabilities.

LEGAL MATTERS

The validity of the shares of the Series A Preferred offered by this prospectus will be passed on for us by Andrew Graham, Esq., our company’s general counsel. Certain legal matters in connection with this offering will be passed upon for our placement agent by the law firm of Kaufman & Canoles, P.C., Richmond Virginia.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus have been audited by Hacker, Johnson & Smith, P.A., independent auditors, to the extent and for the periods set forth in their reports.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Andrew Graham, Esq. is employed by our company as its general counsel. As of the date of this prospectus, Mr. Graham owns 2,000 shares of our common stock and owns 1,000 warrants to purchase shares of our common stock. Two warrants are required to purchase one share of common stock at a price of $9.10 per share.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website. The address of this site is http://www.sec.gov.

We have filed with the SEC a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that all the Series A Preferred covered by this prospectus is sold (other than information in documents that is deemed not to be filed and Current Reports furnished under Items 2.02 or 7.01 of Form 8-K unless we specify otherwise in such report):

•	our Annual Report on Form 10-K for the year ended December 31, 2008 (as filed on March 13, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (as filed on May 14, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (as filed on August 12, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (as filed on November 12, 2009);

•	our Current Reports on Form 8-K filed on April 23, 2009, October 13, 2009, February 4, 2010 (as amended by our Current Report on Form 8-K/A filed on February 22, 2010), and February 11, 2010; and

•	our Definitive Proxy Materials for our annual shareholders’ meeting (as filed on April 29, 2009).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Homeowners Choice, Inc.

Attn: Andrew Graham

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

Annex A

SUBSCRIPTION AGREEMENT

FOR OFFERING OF 6% SERIES A NONCUMULATIVE

REDEEMABLE PREFERRED STOCK

To: Homeowners Choice, Inc.

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase from Homeowners Choice, Inc., a Florida corporation (the “Company”),                                          shares of the Company’s 6% Series A Noncumulative Redeemable Preferred Stock, no par value per share (the “Shares”), at a price per Share equal to $10.00 for an aggregate purchase price of $                                    . This Subscription Agreement, along with a check for the aggregate purchase price made payable to “SunTrust Bank-Homeowners Choice, Inc. Preferred A Shares Escrow Account,” is being submitted to SunTrust Bank at 919 East Main Street, 7th Floor, Richmond, Virginia 23219.

This subscription for Shares will be effective upon its acceptance by the Company and its placement agent. The undersigned acknowledges that the offering of Shares contemplated hereby is not subject to any minimum aggregate subscription level.

The undersigned understands that, except as provided under state securities laws, this subscription is irrevocable except that the undersigned’s execution and delivery of this Subscription Agreement will not constitute an agreement between the Company and the undersigned until this Subscription Agreement is accepted by the Company and its placement agent and, if not so accepted, the undersigned’s subscription and the undersigned’s obligations hereunder will terminate.

The undersigned acknowledges and agrees that this Subscription Agreement, the payment for Shares, and any other documents delivered in connection herewith will be held on behalf of the Company. In the event that this Subscription Agreement is not accepted by the Company and its placement agent for whatever reason, which the Company and its placement agent expressly reserve the right to do, within 30 days of the delivery of this Subscription Agreement by the undersigned, such payment (without interest thereon) and any other documents delivered herewith will be returned to the undersigned at the address of the undersigned as set forth in this Subscription Agreement.

Please provide the following information:

I. General Information:

Name:                                                                                                                                                                    ☐  Person    ☐  Entity Social Security Number or Taxpayer ID Number:

LEGAL ADDRESS	MAILING ADDRESS (if different)

Attn:_______________________________________________	Attn:__________________________________________________
Address:____________________________________________	Address:_______________________________________________
___________________________________________________	______________________________________________________
___________________________________________________	______________________________________________________
City:___________________________________ State:_______	City:______________________________________State:________
Zip/Postal Code:_____________________________________	Zip/Postal Code:________________________________________
Province/County/Subdivision:___________________________	Province/County Subdivision:______________________________
Country:____________________________________________	Country:_______________________________________________

Country of Citizenship:________________________________	Country of Permanent Residence:___________________________
Telephone Number (Home):____________________________	Telephone Number (Business):_____________________________
E-mail:_____________________________________________	Gender: ☐ Male ☐ Female
Marital Status: ☐ Single ☐ Married	Date of Birth ___/___/___

II. Employment Information:

Employment Status:
☐ Employed (EMPL)	☐ Unemployed (UEMP)
☐ Self-Employed (SEMP)	☐ Homemaker (HOME)
☐ Retired (RETD)	☐ Student (STDT)

Occupation: ________________________________________________________ Years Employed: ______________________

Type of Business: ________________________________________________________________________________________ Employer’s Name:_________________________________________________________________________Attn:______________ Employer’s Address:_________________________________________________________________________________________ City: _________________________________________________State:_________ Zip/Postal Code: ____________________ Province/County/Subdivision:___________________________________________________Country:_______________________

III. Financial Information:

Identify Verification Method Used:	☐ Compliance Data Center Inc. Report (CDCR)
☐ Internal Review (INRV)
☐ Regulatory Data Corporation (RDCR)
☐ Other ID Vendor (OTHR)

Above information regarding verification method to be completed by Anderson & Strudwick, Incorporated.

Annual Income: From: $___________________ To: $___________________ Net Worth (Excluding home): From: $___________________ To: $___________________ ☐ Check box if aggregated with other joint tenants.	Tax Bracket: ☐ 0-15% (LWTB) ☐ 15.1%-32% (MDTB) ☐ 32.1%-50% (HITB) ☐ 50.1% + (TPTB)

NOTE: You must provide annual income and net worth in the same manner. For instance, if you are providing a combined annual income, you must also provide a combined net worth.

IV. Unexpired Government Identification:

NOTE: Unexpired photo government identification should be provided for all nonresident aliens, along with an IRS Form W-8BEN.

ID Verification Comments:

GOVERNMENT PHOTO ID #1	GOVERNMENT PHOTO ID #2

Type of Unexpired Photo ID:_____________________________	Type of Unexpired Photo ID:__________________________
ID Number:___________________________________________	ID Number:________________________________________
Country of Issue:_______________________________________	Country of Issue:____________________________________
State/Province/Subdivision of ID:__________________________	State/Province/Subdivision of ID:_______________________
Date of Issue:___/___/____	Date of Issue:___/___/___
Date of Expiration:___/___/___	Date of Expiration:___/___/___

Please provide a copy of your unexpired, government-issued photo ID with this Subscription Agreement.

V. Corporate/Business Information:

Corporate/Business ID Number:

Formation Date of Corporation/Business:

State/Province of Incorporation:

Country of Incorporation:

VI. Broker-Dealer Affiliations:

Are you an employee of Anderson & Strudwick, Incorporated?     ☐  Yes    ☐  No

Are you related to an employee at Anderson & Strudwick, Incorporated?    ☐  Yes    ☐  No

If “Yes,” please provide:

Employee name:

Relationship:

Are you an employee of another broker-dealer?     ☐  Yes    ☐  No

If “Yes,” please provide:

Broker-dealer name:

Are you related to an employee at another broker-dealer?     ☐  Yes    ☐  No

If “Yes,” please provide:

Broker-dealer name:

Employee name:

Relationship:

Are you maintaining any brokerage accounts?     ☐  Yes    ☐  No

If “Yes,” please provide:

With what firm(s) are you maintaining brokerage accounts?

Years of investment experience:

Are you or any member of your immediate family affiliated with or employed by a member of a stock exchange or the Financial Industry Regulatory Authority?    ☐  Yes    ☐  No

If “Yes,” employer authorization is required. What is the affiliation?

______________________________________________________________________________________________

Are you a senior officer, director, or 10% or more shareholder of a public company?    ☐  Yes    ☐  No

If “Yes,” please provide:

Company name(s):

VII. Share and Purchase Price Information:

Number of Shares:

Aggregate Purchase Price for the Shares:

VIII. Registered Holder of Shares:

If different from the information provided above, please provide the exact name that the Shares are to be registered in:

Name of Registered Holder: ________________________________________________________________________________

Address of Registered Holder:_______________________________________________________________________________

_______________________________________________________________________________________________________

Email:_________________________________________________________________Facsimile: (            )_________________

The undersigned, duly authorized and acting on behalf of the subscriber named above, intending to be legally bound, hereby confirms the accuracy and completeness of the foregoing. This Subscription Agreement may be executed by facsimile in one or more counterparts.

Should the Company fail to declare a dividend on the Shares, given the non-cumulative nature of these Shares, it is unlikely that you would be able to sell your Shares, or, if you are able to sell your Shares, it will likely be at a substantial loss from your purchase price. See the section entitled “Risk Factors” in the prospectus for additional information.

Name of Subscriber:

By:

Name:

Title:

Date:

The Company hereby accepts this Subscription Agreement and agrees to sell                                  Shares to the Subscriber named above.

Homeowners Choice, Inc.

By:

Name:

Title:

Date:

Accepted by:

Anderson & Strudwick, Incorporated

By:

Name:

Title:

Date:

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Dealer Prospectus Delivery Obligation

Until                         , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

6% Series A Noncumulative Redeemable

Preferred Stock

1,200,000 Shares

Prospectus

Anderson & Strudwick,

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All amounts are estimates, except for the SEC filing fee and the FINRA filing fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$856	(1)
FINRA filing fee	$1,700
Printing and engraving expenses	$50,000
Accountants’ fees and expenses	$20,000
Legal fees and expenses	$125,000
Miscellaneous	$10,000
Total	$207,556

(1)	Rounded up to nearest whole number.

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Accordingly, we have acquired D&O insurance coverage for our officers and directors. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 26, 2010.

HOMEOWNERS CHOICE, INC.

By:	/s/ FRANCIS X. MCCAHILL, III
Francis X. McCahill, III President and Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date

/s/ FRANCIS X. MCCAHILL, III Francis X. McCahill, III	President and Chief Executive Officer (Principal Executive Officer)	March 26, 2010

/s/ RICHARD R. ALLEN Richard R. Allen	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2010

/s/ PARESH PATEL Paresh Patel	Chairman of the Board of Directors	March 26, 2010

* George Apostolou	Director	March 26, 2010

* Sanjay Madhu	Director	March 26, 2010

* Krishna Persuad	Director	March 26, 2010

* Gregory Politis	Director	March 26, 2010

* Anthony Saravanos	Director	March 26, 2010

S-1

Signature	Title	Date

* Martin A. Traber	Director	March 26, 2010

* Garth A. Vernon	Director	March 26, 2010

*By:	/s/ PARESH PATEL
Paresh Patel
Attorney-in-Fact

S-2

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1*	Form of Placement Agreement between Homeowners Choice, Inc. and Anderson & Strudwick, Incorporated.

3.1	Articles of Incorporation, with amendments. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

3.2*	Articles of Amendment for the 6% Series A Noncumulative Redeemable Preferred Stock of Homeowners Choice, Inc.

4.1*	See Exhibit 3.2 for provisions of the Articles of Amendment defining the rights of the holders of the 6% Series A Noncumulative Redeemable Preferred Stock of Homeowners Choice, Inc.

4.2*	Specimen 6% Series A Noncumulative Redeemable Preferred Stock Certificate.

5.1**	Opinion of Andrew Graham, Esq.

10.1*	Form of Escrow Agreement by and among Anderson & Strudwick, Incorporated, Homeowners Choice, Inc. and SunTrust Bank.

23.1*	Consent of Hacker, Johnson & Smith PA.

23.2**	Consent of Andrew Graham, Esq. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

99.1*	Form of Letter to Shareholders.

*	Filed herewith.
**	Previously filed.

E-1